EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-70037, 333-60314, 333-83920, 333-93943, 333-88350 and 333-102493) and on Form S-8 (Nos. 33-85522, 333-95285, 333-81604, 333-62158 and 333-88346) of NYFIX, Inc. of our reports, dated August 1, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ Friedman LLP
East Hanover, New Jersey
August  1, 2007